Exhibit 21.1

Subsidiaries of the Registrant *

State or Other Jurisdiction of Incorporation or Organization
Packaging Corporation of America (100%)	Delaware

PCA International Inc. (100%)	Delaware
PCA International Services, LLC (100%)	Delaware

PCA Hydro Inc. (100%)	Delaware

Packaging Corporation of Asia, Limited (100%)	Hong Kong

PCA Southern California Acquisition LLC (100%)	Delaware

Boise Inc. (100%)	Delaware
Boise Paper Holdings, L.L.C. (100%)	Delaware
Boise Packaging & Newsprint, L.L.C. (100%)	Delaware
Boise Packaging Holdings Corp. (100%)	Delaware
Boise European Holdings 1 SARL (100%)	Luxembourg
Boise European Holdings 2 SARL (100%)	Luxembourg
Hexacomb Spain Holdings, S.L. (100%)	Spain
Hexacomb France Holdings S.A.S. (100%)	France
Hexacomb Mexicana, S. de R.L. de C.V. (100%)	Mexico
Hexacomb Mexico Servicios, S. de R.L. de C.V. (100%)	Mexico
Hexacomb Netherlands Holdings B.V. (100%)	Netherlands
Hexacomb Corporation (100%)	Illinois
Hexacomb Canada Holdings Corp. (100%)	Canada
Hexacomb Canada Corp. (100%)	Canada
Louisiana Timber Procurement Company, L.L.C. (50%)	Delaware

Boise White Paper, L.L.C. (100%)	Delaware
International Falls Power Company (100%)	Delaware
Minnesota, Dakota & Western Railway Company (100%)	Minnesota
Bemis Corporation (100%)	Delaware
Boise Hong Kong Limited (100%)	Hong Kong
B C T, INC. (100%)	Delaware

*
The names of some of our foreign subsidiaries have been omitted. These unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined in Regulation S-X, Rule 1-02(w).